22619 Pacific Coast Highway, Malibu, CA  90265
T: 310-456-7799   F: 310-317-8527

CONTACTS: Genna Rosenberg JAKKS Pacific, Inc. (310) 455-6235	Joel Bennett JAKKS Pacific, Inc. (310) 455-6210

Court of Appeals Affirms Dismissal of WWE
Lawsuit Against JAKKS Pacific

MALIBU, Calif. – May 20, 2009 – JAKKS Pacific, Inc. (NASDAQ: JAKK) announced that the United States Court of Appeals for the Second Circuit unanimously affirmed the judgment of the United States District Court for the Southern District of New York (Karas, J.), dismissing in its entirety WWE’s federal action against JAKKS and certain of its officers.

Jack Friedman, the Company’s Chairman and Co-Chief Executive Officer, stated: “We are pleased that both the Federal District Court and the Court of Appeals for the Second Circuit have dismissed WWE’s federal claims.”

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world.  JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

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